Exhibit 99.1

JCPENNEY REPORTS JANUARY SALES

Company Provides Fourth Quarter Earnings Expectations
and Initial 2009 Operating Outlook

Ends Fiscal 2008 with Over $2.3 Billion of Cash

Management to Hold Live Conference Call and Webcast at 11 a.m. ET Today

PLANO, Texas, Feb. 5, 2009 -- J. C. Penney Company, Inc. (NYSE:JCP) today announced January sales results, and provided fourth quarter earnings expectations and an initial outlook for its 2009 operating performance.

Operating performance during the fourth quarter was impacted by the extremely promotional environment during the holiday selling season and weaker than expected sales in the January period.  Nevertheless, the Company was able to manage inventory flow and operating expenses to keep anticipated earnings within the range of its original expectations.  Management expects earnings for the fourth quarter to be in a range of $0.90 to $0.93 per share, which is within its previous guidance range of $0.90 to $1.05 per share.

The Company finished fiscal 2008 with over $2.3 billion of cash on its balance sheet.  The year-end cash position reflects a positive contribution generated by cash flow from operating activities less capital expenditures and dividends during 2008.

Comparable store sales decreased 16.4 percent for the four-week period ended Jan. 31, 2009, compared with the Company’s guidance for sales to decrease low-double digits.  In last year’s January period, comparable store sales were flat.   Total Company sales in January decreased 15.5 percent.  For the fourth quarter, comparable store sales decreased 10.8 percent and were within original guidance for sales to decrease in the range of 9.0 to 11.0 percent.

Preliminary January Sales Summary
($ in millions)

	Total Company Sales		% Increase/(Decrease)
	for period ended		Total Sales		Comp Stores
	Jan. 31,	Feb. 2,
	2009	2008	2008	2007	2008	2007

4 Weeks	$ 983	$ 1,163	(15.5)	2.0	(16.4)	0.0

13 Weeks	$ 5,759	$ 6,390	(9.8)	(0.3)	(10.8)	(2.3)

52 Weeks	$ 18,486	$ 19,860	(6.9)	1.1	(8.5)	0.0

During the month, women’s apparel and family shoes were the best performing divisions, while fine jewelry experienced the weakest results.  Geographically, the northwest region was the strongest and the central region was the weakest performing region in January.

“We are successfully addressing the impact of difficult operating conditions by continuing to execute our Bridge Plan, under which we are tightly controlling all aspects of our business, while offering customers newness and excitement in our merchandise assortments,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer.  “Our strong financial position allows us to focus our efforts on appropriately managing inventory levels, operating expenses and capital expenditures without the need for substantial changes to our business model.  This flexibility keeps us in a strong competitive position relative to our mall-based competitors and gives us the ability to navigate the challenges of this economic downturn.”

2009 Operating Performance Outlook

For 2009, the Company anticipates weak consumer spending and negative sales trends to continue and is planning for a full-year comparable store sales decline of approximately 10 percent.  Total sales are expected to decrease high-single digits.  On a year-over-year basis, comparable store inventory levels for year-end 2008 decreased low-double digits.  In addition, future inventory receipts for 2009 are also being planned at a low-double digit decrease.  With better alignment of inventory, the Company expects a modest improvement in the gross margin rate for fiscal 2009 compared to 2008.

“Our conservative approach to planning 2009, along with a strong balance sheet, positions the Company to deliver value to investors over the long term,” added Ullman.  “At the same time, our committed team of engaged associates will continue to execute our compelling value proposition of providing merchandise that reflects the quality and value our customers expect together with the style they desire and the fulfilling shopping experience they deserve.”

As discussed previously, the Company will record an increase in non-cash pension expense resulting from negative returns on pension plan assets during the fiscal 2008 period.  Based on preliminary estimates for the value of plan assets and liabilities at the measurement date of Jan. 31, 2009, the Company expects 2009 pension expense from its qualified plan to be approximately $330 million, or about $0.92 per share.

For 2009, the Company will continue to aggressively manage expenses with the same discipline demonstrated during 2008.  Anticipated increases associated with new store openings, state and federal minimum wage increases, and other categories subject to increased unit costs are expected to be fully offset by actions taken to reduce spending in other parts of the business.  On a dollar basis, apart from the pension expense, the Company expects operating expenses for 2009 to be approximately flat compared with 2008.

In accordance with previous guidance, the Company is planning 2009 capital expenditures of approximately $600 million and 17 new store openings.  This reduction in capital expenditures will further enhance cash flow metrics, which are expected to improve in 2009 compared to 2008 levels.  Looking ahead, the Company currently expects a further reduction in 2010 capital expenditures to approximately $400 million.

The Company’s guidance for the four-week period ending Feb. 28, 2009, is for a mid-teen decrease in comparable store sales.  In last year’s February period, comparable store sales decreased 6.7 percent.

Management will provide additional details regarding its initiatives and outlook for 2009, as well as guidance for the first quarter on Feb. 20, 2009, as part of its 2008 fourth quarter and year-end earnings release.

Conference Call/Webcast Details

In place of its regular monthly pre-recorded sales call, management will host a live conference call and real-time webcast today, Feb. 5, 2009, beginning at 11:00 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney January Monthly Sales Conference Call.  The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and Conference ID 311871.  The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.InvestorCalendar.com and www.streetevents.com (for members).  Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,093 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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